Exhibit 10.3

MINING LEASE AND AGREEMENT

Dated: February 4, 2004.

Between:	Chester Mining Company an Idaho Corporation, Lessor,	“Chester”

and

	Sterling Mining Company, an Idaho Corporation, Lessee.	“Sterling”

RECITALS:

1. Chester is the owner of certain patented claims and/or subsurface mineral rights in Shoshone County, as more particularly set forth in Exhibits A, B and C attached hereto. Chester hereby leases those patented claims and subsurface mineral rights to Sterling for the purposes of exploration, development and mining. The rights and obligations of each party are set forth herein, and the parties agree that the whole agreement between them is herein written.

2. Chester has leased its Chester group of claims to Sunshine Mining Company for many years and said group of claims is the subject of many complex agreements. Sterling has leased the Sunshine Mine and said leases were assigned to Sterling in said Lease. Chester and Sterling desire to enter into a new lease and cancel the existing Lease and all amendments and modifications thereto.

THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1. Definitions.

Unless the context otherwise specifies or requires, the terms defined in this Section 1 shall for all purposes of this Lease have the meanings herein specified, the following definitions to be equally applicable to both singular and plural forms of any of the terms herein defined.

1.1 The Term “Sterling” means Sterling Mining Company, Inc, an Idaho corporation, the Lessee and operator pursuant to this Lease and Agreement.

1.2 The Term “Chester” means Chester Mining Company, an Idaho corporation the Lessor under the terms of this Lease and Agreement.

1.3 The term “Property” means all rights, title and interest, including the surface thereof, of Chester including all mineral and ore in place in that portion of Chester’s property described in Exhibits A, B and C, located in Shoshone County, Idaho.

1.4 The term “Effective Date” means February 4, 2004.

1.5 The term “Lease” means this Mining Lease and Agreement.

1.6 The term “Operating Expenses” or “Costs” means all costs, obligations, liabilities and expenses of any nature which shall be incurred by Sterling in connection with or for the benefit of the property in the prospecting, exploring, equipping, development and mining of the property; the costs of milling or otherwise beneficiating ores produced from the property; the transportation costs or charges incurred in connection with transporting of ores to be milled and in transporting ore, concentrates or other products from the property for treatment or sale, and without limiting the generality of the foregoing, includes:

1.6.1 Any expenditure, whether or not of a capital nature, made for construction, acquisition or installation of buildings, equipment, machinery or other improvements.

1.6.2 Wages, supplies, salaries, rentals, royalties or other service costs incurred by Sterling for the benefit of the Property regardless of where the same are incurred, including social security, unemployment taxes, workmen’s compensation costs, vacation and holiday pay, disability benefits, life insurance, health and accident insurance, pension costs and all other fringe benefits related to wages and salaries paid and chargeable as an operating cost.

1.6.3 An administrative overhead charge equal to seven percent (7%) of the total of all other monthly operating expenses defined in this Section 1.6 in lieu of all other general or corporate expenses of Sterling, except salaries paid to officers who are residents at the property.

1.6.4 All insurance expense for liability, casualty, workmen’s compensation, business interruption, and any other insurance required by Chester or deemed by Sterling prudent for insuring operations on the property.

1.6.5 All taxes attributable to the property as set forth in Section 12 except Federal and State Income Taxes.

1.7 The term “Net Profits” means the Net returns received by Sterling from products produced from the Property, together with any other revenue from the Property, if any, less all current Operating Expenses or Costs as set forth in 1.6 above.

1.8 The term “Net Losses” means the excess of Operating Expenses over Net Returns.

1.9 The term “Net Returns” means the net amount of money or other net proceeds received from the sale of ore, concentrates, sponge, bullion, or any other form in which minerals or materials (metallic or non-metallic) are produced from the Property after deduction of all treatment charges, penalties, cost of ore in transit, smelter charges, transportation costs or other charges made by a purchaser of the product and all umpire charges which Sterling may be required to pay.

1.9.1 Cost of ore in transit means an amount equal to the provisional value of the concentrates shipped times the prime rate of interest charged by (name a bank), not to exceed 120 days.

1.10 The term “ Advance Royalty” shall have the meaning set forth in Section 7 hereof.

Section 2. Lease; Possession; Control.

2.1 Chester hereby leases, demises and assigns to Sterling all of its right, title and interest to the Property including all mineral and ore in place and any other mineral values.

2.2 On the Effective Date and subject to the terms and conditions of this Lease, Sterling shall have exclusive possession, management and control of the Property, surface and subsurface, through the term of the Lease and any extension thereof, unless the term of this Lease is terminated pursuant to Sections 14 or 16 hereof.

2.2.1 During the term of this Lease the rights granted to Sterling include the exclusive right to explore, develop and mine the Property; to extract ore; to mill the same; to apply such other metallurgical processes as are deemed necessary; and to market the ore or concentrates derived from the Property, and to retain the proceeds from the sale of such ore, concentrates or other substances subject to provisions of section 7.

2.3 Chester acknowledges that during the term of this Lease all decisions with respect to exploration, development and mining of the Property, and with respect to the character of the work performed thereon by Sterling under the terms of this Lease shall be solely those of Sterling, whose only obligation to Chester in this regard is that such work will be performed in a sound miner-like manner. No other obligations are intended or implied, in fact or law, between the parties. Sterling shall be the operator of the Property.

2.4 Chester acknowledges and agrees that all ore, concentrates, metals or other mineral substances produced from the Property shall be the property of Sterling, subject only to Sterling’s obligation to pay Cost and Royalties as set forth herein from Net Returns resulting from the sale thereof. Sterling shall dispose of such ore, concentrates, metals or other mineral substances in such manner and by such means as Sterling, in its sole judgment, may determine to provide the optimum Net Returns for the Property, and for the mutual benefit of Sterling and Chester. Should Sterling consume the product internally, it shall credit the Property with Net Returns equal to then-prevalent terms offered to other sellers of similar products in similar quantities by Sterling.

2.5 Sterling shall have the right to occupy the surface of the Property and is subject to any obligation or lease of such surface or subsurface by Chester in effect prior to November 14, 2003.

Section 3. Term; Renewal.

3.1 Subject to termination as provided herein, this Lease shall be for a period of twenty five (25) years commencing on the Effective Date and ending on February 4, 2029.

3.2 This Lease shall be renewable for an additional twenty-five (25) years on the same terms and conditions as set forth herein upon Sterling having notified Chester in writing of its intention to continue this Lease for the extended term; such notice of extension to be given to Chester at least ninety (90) days prior to the expiration of the original term as set forth in Section 3.1.

Section 4. Representations and Warranties of Chester.

4.1 Chester represents and warrants to Sterling that:

4.1.1 It has possessory title to the Property free and clear of all equities, encumbrances or claims of adverse ownership, except as set forth herein.

4.1.2 It is acknowledged by Sterling that as to the Mineral Mountain group of properties, Chester holds an undivided 1/3 interest in the mineral estate only of said claims, as set forth in Exhibit “C”, attached hereto.

4.1.3 So long as Sterling shall perform the covenants required to be performed by it hereunder, Sterling shall have peaceful and quiet use and possession of the Property without hindrance on the part of Chester, and Chester warrants and defends Sterling in such peaceful and quiet use and possession at the sole cost and expense of Chester.

4.1.4 On the Effective Date, this Lease shall have been fully authorized and approved by a majority of the Board of Directors of Chester, and supported by an opinion of counsel in form and substance satisfactory to Sterling that shareholder approval is not required.

Section 5. Advances by Sterling; Reimbursement.

5.1 Sterling shall advance all funds as it in its sole mining and business judgment deems necessary for the exploration, development and mining of the Property, except as provided in Section 6 below, and shall be entitled to be reimbursed for all costs and expenditures incurred by it in the manner provided in this Lease.

5.2 Sterling shall retain and own all ore and concentrates produced from mining operations conducted on the Property and shall retain all Net Returns realized from the Property, except as provided in Section 7 below, until the amounts so retained have reimbursed Sterling for all advances and expenditures incurred by it including but not limited to the following:

5.2.1 In examining, equipping, exploring, developing and mining the Property, and in all matters connected therewith.

5.2.2 All Advance Royalties paid to Chester.

5.2.3 All Operating Expenses set forth in Section 1.6.

5.2.4 All Net Losses incurred by Sterling in the mining of the Property which can only be recovered from the future Net Profits.

Section 6. Sterling’s Minimum Work Obligation.

6.1 Sterling shall have no work obligations. Chester acknowledges and understands the Sunshine Mine and Mill, which is leased to Sterling, is not in operation. Sterling is using its best efforts to re-open the Mine and Mill but makes no promises or warrantees that it will be successful in its efforts.

Section 7. Consideration; Royalties.

7.1 As and for consideration for entering into this Lease, Sterling shall immediately deliver 50,000 shares of Sterling’s restricted common Shares to Chester.

7.1.1 On the first anniversary date of this Lease and annually thereafter during the tenor of this Lease, Sterling shall deliver 50,000 Shares of Sterling restricted common Stock to Chester.

7.1.2 Chester hereby grants to Sterling, during the term of this Lease, an option to purchase up to Two Hundred Thousand (200,000) shares of Chester’s restricted common stock for One Dollar ($1.00) per share. Sterling may exercise this option by providing five (5) days written notice to Chester of its intent to purchase. This option shall be exercisable by Sterling for a period of eighteen (18) months form the Effective Date.

7.2 Sterling shall pay the following advance royalties to Chester:

7.2.1 Commencing on the Effective Date and monthly thereafter an Advance Royalty of Six Hundred Dollars ($600.00) per month until such time as Net Returns or Net Profits Royalties are payable.

7.2.2 Advance Royalties shall terminate at the time Chester commences to receive Net Returns or Net Profit Royalties, as provided in Section 7.3 or Section 7.4, unless such Net Returns or Net Profit Royalty is less that the amount of the Advance Royalty provided for herein, and in that event the Advance Royalty shall be the difference between the Advance Royalty amount and the Net Returns or Net Profit Royalty payable.

7.3 Thirty (30) days after the end of any quarter in which Net Returns are generated from the Property, Sterling shall pay a Net Returns Royalty to Chester equal to four percent (4%) of total Net Returns received during that calendar quarter from the operations on the Property, subject to minimum royalty provision of 7.2.1.

7.4 Thirty (30) days after the end of any quarter in which Net Profits are generated from the Property, and provided that Sterling has been fully reimbursed for all recoverable Costs, Expenses, Royalties and working capital retentions, consisting of an amount equal to three times the average monthly costs incurred for the Property in the. preceding calendar quarter adjusted at the beginning of each quarter, Sterling shall pay a Net Profit Royalty to Chester equal to twenty percent (20%) of total Net Profits generated during such calendar quarter from operations on the Property. It is expressly agreed that Royalties payable pursuant to this section are in lieu of and not in addition to Royalties provided for in section 7.3 above.

Section 8. Cost of Property, Operating Expenses: Certain Allocations.

8.1 The Costs, as defined in Section 1.6 of all exploration, development, mining and any other work which is done for the benefit of the Property shall be charged to and accounted for as a cost of the Property.

8.2 Prior to the commencement of any work that will jointly benefit Chester and another property operated by Sterling, Sterling shall make an equitable allocation of such cost to the properties involved, and advise Chester of such allocation and the basis therefore.

8.3 All direct, indirect and allocable cost incurred for the benefit of the Property, whether on or off the Property, including but not limited to exploration, acquisition, rehabilitation, development, construction, mining, milling, processing, transportation, marketing and taxes ( except income taxes of the separate parties) shall be charged to the Property.

8.4 All such Costs of the property and Advance Royalties shall be accrued and carried forward for offset against Net Profits until fully extinguished subject to the minimum royalty provision of paragraph 7.2.2.

8.5 In the event ore form the Property is milled at the Sunshine Mine Mill, all milling cost incurred at such mill will be charged to the Property on a pro rata basis per Section 8.5.1.

8.5.1 The aggregate monthly milling costs including allocation for recovery of only the unamortized capital costs of the Sunshine Mill and its ancillary facilities including tailings ponds shall be divided by the total tons of ore milled each month and the resulting cost per ton shall be multiplied by the tons of ore milled form the Property.

Section 9. Progress Repots; Inspection.

9.1 Within thirty (30) days after the end of each calendar quarter commencing with the first quarter that Sterling reopens the Sunshine Mine and Mill and commences production therefrom, Sterling shall furnish to Chester progress reports showing the character and amount of work preformed by Sterling during the preceding calendar year on the Property, which reports shall identify the place or places where said work was performed.

9.1.1 Sterling shall maintain at its office all sample data, geological amps, and other items of information resulting from such work. Chester shall have the right to make and remove copies of all such data but Chester shall no remove original documents without written consent of Sterling.

9.1.2 Sterling shall retain samples splits, drill core, mill retainers or other samples as are dictated by good geologic, mining or metallurgical practice. Such samples shall be the property of Chester, but shall not be removed from Sterling’s control until termination of this Lease, at which time they shall be promptly removed by Chester.

9.1.3 Chester hereby agrees that it shall only publish such results, data and information from Sterling’s work as are required by law and rules and regulations of the Securities and Exchange Commission, unless it first obtains Sterling’s prior agreement and consent in writing.

9.2 Chester’s authorized representatives may during normal business hours inspect the information or samples required to be kept by Sterling pursuant to Section 9.1, and on at least five (5) day’s notice may enter upon the Property and inspect the work performed by Sterling pursuant to this Lease.

9.2.1 Entry upon the Property by Chester or its authorized representatives shall be at Chester’s sole risk. Chester indemnifies and holds Sterling harmless from any claim, damage, or demand by reason of injury to Chester’s representatives, invitees or the like, incurred as a result of their inspecting the Property.

Section 10. Books and Records; Statements.

10.1 Sterling shall maintain at the office of the Sunshine Mine or such other office within the County of Shoshone, records and account consistent with those ordinarily kept by mining ventures, covering operations on the Property, including the mining, milling, or other metallurgical processing, sale and disposal of ores and concentrates; such books, records and accounts to be kept in, accordance with generally accepted principals and practices of accounting.

10.2 Within thirty (30) days after the end of each calendar quarter commencing with the first quarter that Sterling reopens the Sunshine Mine and Mill and commences production therefrom, Sterling shall furnish Chester statements showing in reasonable detail the financial results of operations conducted on or associated with the Property or the products mined there from during the preceding quarter.

10.3 If with twenty (20) days after receipt by Chester of any statement rendered to it by Sterling, Chester does not object in writing to said statement, there shall be conclusively deemed to be an account stated between the parties, and such account shall be conclusively deemed correct.

10.4 The books and records of Sterling insofar as they relate to operations on the Property pursuant to this Lease shall be open to the inspection of Chester or its duly authorized representatives during regular business hours of Sterling.

10.4.1 Once during each calendar year Chester, may at its sole cost and expense, make or have make an audit of the accounts and records of Sterling concerning operations on the Property, provided Chester notifies Sterling of its intention to cause such an audit to be made thirty (30) days in advance of such date.

Section 11. Plant and Equipment.

11.1 All machinery; equipment, buildings, inventory or other supplies acquired by Sterling after the Effective Date exclusively for operations on the Property subject to this Lease shall be charged as an Operating Expense of the Property, but the ownership thereof shall rest solely in Sterling.

11.1.1 The proceeds from any disposition of such property during the life of this lease shall be credited as Net Proceed of the Property.

11.2 On the termination of this lease all property acquired pursuant to Section 11.1 shall be subject to an option in Chester to purchase the same within sixty (60) days form the date of termination at its market value determined by an independent appraisal.

11.2.1 In the event Chester does not elect to purchase the property, Sterling shall have one hundred eighty (180) days after the expiration of Chester’s option to remove the same from the Property

11.2.2 All property not removed within the one hundred eighty (180) day period shall be deemed abandoned to Chester.

11.3 Notwithstanding Section 11.2, all underground pipe, tracks, wiring and mine timbers in place shall remain on the Property on termination, and ownership thereof shall vest in Chester free of any claims of Sterling.

Section	12. Taxes; Liens; Compliance with Laws.

12.1 Sterling and Chester shall each pay its own Federal and State taxes on its share of income attributable to the Property and any other tax in the nature of an excise.

12.2 Sterling shall pay before delinquency all ad valorem, property taxes and other governmental charges which if failed to be paid when due could result in a lien upon the Property. Chester shall promptly forward all ad valorem tax notices to Sterling.

12.3 Sterling shall keep the Property free and clear of all liens and encumbrances, but may in good faith contest the validity or amount of any lien which may be levied against the Property.

12.4 Sterling in conduction operations on the Property shall comply with all Federal, State and Local laws and regulations pertaining to operations on the Property.

Section 13. Open Ground Within Property.

13.1 In the event it is subsequently discovered that mineral rights to parcels of ground within the Property herein leased to Sterling are open or otherwise not under the control of Chester, Sterling shall, at its sole option, locate, acquire or other wise gain control of the same in the name of Chester, and the same shall automatically become a part of the Property.

13.2 Sterling shall have the right in the name of Chester to remedy any defects of title in Chester as Sterling, in its sole judgment, shall deem necessary to secure Chester tenure and sublet.

13.3 In the event that adverse or favorable claims of extralateral rights appear which may act to the detriment or benefit of the Property, Sterling shall have the right to defend or pursue such claims in the name of Chester to the extent that Sterling, in its sole judgment shall deem advisable. Sterling shall immediately notify Chester in writing of the extralateral rights conflict and its decision concerning further litigation of the problem. Chester shall at its own expense have the right to retain its own independent counsel to participate in any proceedings, including. litigation, and Sterling’s counsel shall work with and keep Chester’s counsel fully advised of all phases of the proceedings and shall make available to Chester’s counsel all records, files, research and other information required to permit Chester to make sound judgments in these proceedings. Sterling shall consult with Chester during the defense or pursuit of such claims, and Chester shall hold Sterling harmless for Sterling’s actions or omissions in the defense or pursuit of such claims or in the recognition and knowledge of such claims. In no event will Chester’s portion of any adverse judgment exceed Chester’s total share of net profits received to date of any judgment as settlement. Any excess shall be paid by Sterling and recovered out of Chester’s share of future net profits.

13.3.1 Should Sterling elect not to defend or pursue such claims as come to its attention, or to withdraw from. such defense or pursuit, Sterling will promptly notify Chester. Chester may then defend or pursue such claims at its sole discretion;. bearing all costs, suffering all penalties or enjoying all recoveries as. it may effect.

13.4 All costs, expenses, settlements or judgments which. maybe “ incurred or recovered by Sterling pursuant to this Section 13 shall be an Operating Expense or Net Return of the Property.

Section 14. Sterling’s Right to Terminate.

14.1 Sterling shall have the right to terminate this Lease and to surrender the Property to Chester by giving Chester written notice thereof of least ninety (90) days prior to the date of termination, provided:

14.1.1 Upon such termination the Property will revert to Chester free of any liens or encumbrances incurred after the Effective Date and as a result of Sterling’s operations on the Property.

14.1.2 In the event Sterling has initiated any legal proceeding on behalf of Chester it shall conclude such action, notwithstanding termination of this agreement, and shall be entitled to participate in and be entitled to recover its costs and expenses (including attorney fees) in obtaining such judgment or settlement.

14.1.3 If requested by Chester within the notice period stated above, Sterling agrees to deliver to Chester one legible copy of all factual data then in Sterling’s possession, which Sterling deems to be applicable (at time of termination) to that portion of property being terminated at no cost to Chester. Chester shall also have a reasonable time to inspect the originals and color its copies.

14.1.4 Sterling shall leave all underground openings in such condition as fully complies with Federal, State and County laws, rules, regulations and ordinances.

14.1.4.1 Provided that the Property is accessible, within twenty (20) days of termination or accessibility, Chester and Sterling shall conduct a joint inspection of the underground openings to determine Sterling’s compliance with Section 14.1.4. Failure by Chester to object in writing to Sterling within thirty (30) days of such inspection shall constitute Chester’s assent to Sterling’s compliance with such section.

14.2 In the event Sterling terminates . this Lease, evidence of such termination shall be in recordable form.

Section 15. Force Majeure.

15.1 If Sterling should be prevented or delayed from performing any of the obligations of this lease by reason of acts of nature, strike or threat of strike, fire, flood, delay in transportation or insurrection, mob violence, requirement or regulation of government, unavoidable casualties, shortage of labor, equipment, material, plant breakdown, third party litigation or other disabling causes or for any reason which cannot be reasonably overcome by the means normally employed in performance or any other reasonable cause or causes, then in such event any such failure to perform shall be excused and not be deemed a breach of this Lease, and performance of said obligations shall be suspended during such period of disability, and the time for performance of said obligations shall be extended for a period equal to the period of disability.

15.2 The invocation of this section shall not be construed to suspend the payment of Advance Royalties.

Section 16. Default; Chester’s Right on Default.

16.1 This Lease is upon and subject to the condition that, if Sterling shall:

(a) Fail to make a required payment of money to Chester in full within sixty (60) days after the same shall become due, and the amount is not being contested in good faith by Sterling, and within fifteen (15) days after Chester shall have given written notice of deficiency therein; or

(b) Fail to observe and perform faithfully any of the other covenants or agreements herein contained, and on the part of Sterling to be observed and performed, and any such default shall continue for a period of ninety (90) days after Chester shall give Sterling written notice of such failure; or

(c) Abandon the property for a period of thirty (30) days after a written notice by Chester; that, after the expiration of such periods of time Chester may declare Sterling in default.

16.2 In the event of default by Sterling pursuant to Section 16.1, and such default is not cured within the terms provided in said Section, Chester may at once enter into and upon the Property or any pert thereof and declare a forfeiture and cancellation of this Lease.

16.3 Except for Sterling’s failure to make payment of Advance Royalties or issue the restricted stock required in Section 7.1.1, or discharge of costs or obligations which could result in a lien on the Property, the sole remedy of Chester for Sterling’s failure to perform this Lease shall be termination of this agreement and Chester waives any claims for damage it may have against Sterling for its failure to perform this Lease.

16.4 In the event Sterling is contesting any claimed default by Chester in good faith, and the same is unresolved for a period of one hundred twenty (120) days, either party may seek a judicial determination with respect to the alleged default, but in such event no action with respect to curing any alleged default needs be taken by Sterling and Sterling shall be entitled to peaceful and quiet possession of the Property until the matter is finally adjudicated or otherwise resolved.

Section 17. Recordation.

17.1 On the Effective Date a good and sufficient memorandum of this Lease shall be placed of record in the records of Shoshone County, Idaho.

Section 18. Notice.

18.1 Notices to the parties to this Lease shall be in writing and shall be effective when delivered, or if mailed, shall be effective on the date following mailing by certified mail addressed to the party indicated below or at such other address as the party may indicate to other in writing:

Sterling:	Sterling Mining Company 411 Coeur d’ Alene Ave., Suite 1-A Coeur d’ Alene, Idaho 83873

Chester:	Chester Mining Company P.O. Box 14006 Spokane, WA 99214

Section 19. Inurement; Assignment; Option to Lessor; Option to Lessee.

19.1 This lease shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

19.2 Sterling may assign any portion of its interest in this Lease to any third party provided the third party shall accept and covenant to Chester that it will perform the obligations of said Lease as if it were the original Lessee.

19.2.1 Sterling has previously Leased all property associated with the Sunshine Mine from Sunshine Precious Metals Inc. If for any reason that Lease (the Sunshine-Sterling Lease) is terminated, cancelled or not renewed, Chester and Sterling acknowledge that this Lease, as it relates to the Chester group of claims,, as set forth in Exhibit “A” attached hereto, may need to be assigned to Sunshine upon such event. The parties shall cooperate with each other to evaluate if an assignment to Sunshine is required if cancellation, termination or nonrenewal of said Sunshine-Sterling Lease occurs in the future.

19.3 For a period of five (5) years after Sterling first pays undiminished Net Profits Royalties as provided in Section 7.4, Chester may elect to become a fully participating, non-operating owner of a twenty percent (20%) working interest in all ores, concentrates, metals or other mineral substances produced under this Lease form the Property by notifying Sterling of its intention and tendering the consideration and accepting the obligations set forth below:

19.3.1 Chester may acquire a twenty percent (20%) working interest by releasing Sterling from the obligation to pay Net Profits Royalty and by tendering an amount of cash equal to twenty (20%) of the then-current working capital fund.

19.3.2 Chester shall, after election of this option, make its proportionate contribution to Costs and working capital funds and receive its proportionate share of Net Returns monthly as though it were substitute proportionally for Sterling herein.

19.3.3 The election by Chester to exercise its option hereunder shall not vest Chester with any rights or powers pertaining to operation of the Property which it does not otherwise have under this Agreement. Sterling shall, however, make provision for consultation with Chester regarding the ongoing operation of the Property.

19.3.4 The election by Chester to exercise its option herein shall vest in Chester ownership of a proportionate share of all ores, concentrates, metals or other mineral substances produced from the Property. Chester may receive its product in kind subject to payment of any additional. cost associated with delivery in kind. However, Sterling shall, as agent for Chester, market Chester’s share of product and pay over to Chester its share of the proceeds. Sterling shall not enter into any binding commitment for sale of Chester’s share of the product which will encumber the share of the product for more than one (1) year without the consent of Chester; provided that Sterling may renew such an agreement from year to year unless Chester shall give Sterling notice at least on hundred eighty (180) days before expiration of Chester’s intent to make alternative provision for sale of its product.

19.4 In the event Chester determines to transfer its interest in the Property to any third party by sale, exchange, or any other bona fide devices effecting a change of ownership including corporate merger or consolidation it shall first notify Sterling of the terms of the proposed sale, exchange or device affecting change of ownership and Sterling, at its sole option, may acquire the Property by offering within sixty (60) days consideration equivalent to the terms then acceptable to Chester. Should opinions differ between Chester and Sterling as to the value of terms or consideration offered, then Chester and Sterling shall submit the issue to binding arbitration by panel of three (3) qualified investment bankers, one chosen by each party and the third by the first two, with costs of the arbitration to be shared equally by each party.

Section 20. Court of Competent Jurisdiction.

20.1 If any question shall at any time or times arise between the parties hereto with respect to any matter or thing whatsoever covered by or pertaining to this Agreement, such question or questions shall be settled and disposed of, if possible, by an exchange of letters between the parties involved; but if such question or questions cannot be so settled and disposed of within three (3) months, or such longer period agreed upon by the parties, then and in such event either party may submit such question or questions by bringing appropriate action in the lowest Idaho court of competent jurisdiction. Venue shall be in Shoshone County. The decision by such shall be final unless a party who shall not be satisfied with such decision shall, within the time allowed for appeals by the Idaho Rules of Appellate Procedure, resort to further court action.

20.2 With respect to any dispute hereunder, no violation by any party hereto of any of the terms of this Agreement shall be deemed to have occurred unless and until a decision to such effect shall have been rendered by such court.

20.3 For any action, the prevailing party; shall be entitled to reasonable attorney’s fees and costs of litigation.

Section 21. Perpetual Easement.

21.1 Sterling shall have the perpetual right to use any shafts and all other openings which now exist in the Property or which Sterling hereafter constructs in the Property under the terms of this Agreement or subsequent to this Agreement, for any and all purposes in connection with any and all mining operations which Sterling might wish to conduct in any other property. The use of such openings by Sterling as described in this Sections 21 shall be without payment other than that provided for in this Section and shall continue perpetually even though this Agreement may become terminated or surrendered, such rights granted under this Article constituting covenants running with the land.

21.2 Sterling’s operations pursuant to the easement outlined Section 21.1 above shall be so conducted as not to unreasonably interfere with operations conducted by Chester following termination of this Agreement.

21.3. In exercising the rights acquired in this Section 21, Sterling shall pay Chester a. facilities charge of $1.00 per ton of ore transported through such openings and a facilities charge of fifty cents ($.50) for a ton for all mine waste material transported through said openings and/or stored on the Property.

Section 22. Liabilities - Not a Partnership.

22.1 The liability of the parties to this Agreement shall be several and not joint or collective, and this agreement shall not be construed under any circumstances as creating a partnership. Each party shall be responsible only for its proportionate share of the obligations as provided herein. The parties agree to and hereby elect to be excluded form the application of Sub-chapter K of Chapter I of the Internal Revenue Code of 1954, or such part thereof as may be permitted or authorized by the Treasury of the United States or his delegates. Sterling agrees to file the election necessary to be excluded from Subchapter K for the first year in which such election is required and the election will be attached to a partnership return and a copy of this Agreement, as more specifically provided in Section 761 of the Internal Revenue Code of 1954, or any amendments to said Code or Regulations promulgated thereunder.

Section 23. Miscellaneous.

23.1 This Agreement shall be governed and interpreted in accordance with the laws of the State of Idaho.

23.2 This Lease shall be executed in one or more counterparts, each of which shall constitute one and the same agreement.

23.3 The headings or captions contained in each section of this lease are for ease of reference and convenience only, and shall not be considered in connection with the construction of this Agreement or any section hereof.

IN WITNESS WHEREOF the parties hereto have executed this Mining Lease and Agreement the day and year shown above by the undersigned thereunto duly authorized.

STERLING MINING COMPANY, INC.

	By:	/s/ Raymond De Motte
Raymond De Motte, President
Printed Name and Title

ATTEST:

Printed Name, Secretary

CHESTER MINING COMPANY

	By:	/s/ W. L. Campbell
W. L. Campbell, President
Printed Name and Title

ATTEST:

Printed Name, Secretary

State of Idaho )
:ss.
County of Shoshone )

On this          day of January, 2004, before me, a Notary Public in and for the State of Idaho, personally appeared                      and                      President and Secretary, respectively, of Sterling Mining Company, the corporation that executed the within and foregoing instrument, and acknowledged the said instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for uses and purposes therein mentioned, and each on oath stated that he was authorized to execute said instrument.

SUBSCRIBED AND SWORN to before me on this          day of January, 2004.

Notary Public in and for the State of Idaho
Residing at:
My Commission Expires:

State of Idaho	)
:ss.
County of Shoshone	)

On this         day of January, 2004, before me, a Notary Public in and for the State of Idaho, personally appeared                      and                      President and Secretary, respectively, of Chester Mining Company, the corporation that executed the within and foregoing instrument, and acknowledged the said instrument, and acknowledged the said instrument to be the free and voluntary act and deed of said corporation, for uses and purposes therein mentioned, and each on oath stated that he was authorized to execute said instrument.

SUBSCRIBED AND SWORN to before me on this          day of January, 2004.

Notary Public in and for the State of Idaho
Residing at:
My Commission Expires:

Chester Mining Company Property

Chester Group

Patented Claim Name	Mineral Survey Number
Hanna	2083
McKinley	2083
Bartlett	2083
Step and Half	2083
Chester	2083
Protection Lode	2083

EXHIBIT “A”

Chester Mining Company Property

Bismark Group

Patented Claim Name	Mineral Survey Number
Bismark #1	3320
Bismark #3	3320
New York	3319

EXHIBIT “B”

Chester Mining Company Property

Mineral Mountain Group

Chester Mining Company owns an undivided 1/3rd interest in all minerals located in and on the following claims:

Patented Claim Name	Mineral Survey Number
Dipper	3310
Monitor	3240
Little Giant	3240
Instructive	3240

EXHIBIT “C”